EXHIBIT 10.2
SECOND AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     THIS SECOND AMENDED AND RESTATED AGREEMENT (this “Agreement”), made and entered into effective as of the Effective Date (as defined below) by and between Ted R. Antenucci (the “Executive”) and ProLogis, a Maryland real estate investment trust (the “Company”),
WITNESSETH THAT:
     WHEREAS, the Executive and the Company are parties to an Amended and Restated Employment Agreement dated as of December 31, 2008 (the “Amended Agreement”);
     WHEREAS, certain affiliates of the Company are parties to that certain Asset Purchase Agreement By and Among Catellus Operating Limited Partnership (and certain other entities) and Santa Fe Acquisition Company, LLC (“Purchaser”) dated as of December 17, 2010 (the “Purchase Agreement);
     WHEREAS, it is acknowledged and agreed by the Company that it is intended and anticipated that the Executive will (i) provide services to Purchaser or an affiliate of Purchaser (referred to for purposes of this Agreement as “Catellus”) following the closing of the transactions contemplated by the Purchase Agreement and (ii) make a significant investment in Purchaser’s equity or assets;
     WHEREAS, the Executive has agreed to continue to provide services to the Company through June 30, 2011;
     WHEREAS, pursuant to a transition services agreement (the “Transition Services Agreement”) entered into in connection with the transactions contemplated by the Purchase Agreement (the “Transactions”), Purchaser has agreed to make Executive available to provide consulting services to the Company and its affiliates for the period from July 1, 2011 through December 31, 2011, and Executive has agreed to provide such consulting services to the Company and its affiliates, in accordance with the Transition Services Agreement and at no cost to the Company and its affiliates; and
     WHEREAS, the parties desire to amend, restate and continue the Amended Agreement in the form of this Agreement to reflect changes to the terms and conditions of the Executive’s employment with the Company in connection with the Transactions and also to reflect certain other clarifying changes.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Executive and the Company as follows, all conditioned upon, and effective as of, the Closing (as defined in the Purchase Agreement):

     1. Term. Subject to the terms and conditions of this Agreement, the Company hereby agrees to continue to employ the Executive as its President and Chief Investment Officer for the Agreement Term (as defined below), and the Employee hereby agrees to remain in the employ of the Company and to provide services during the Agreement Term in accordance with this Agreement. The “Agreement Term” shall be the period beginning on the Closing Date (as defined in the Purchase Agreement, which, for purposes of this Agreement, will be referred to as the “Effective Date”) and ending on June 30, 2011.
     2. Performance of Services. The Executive’s employment with the Company shall be subject to the following:
(a)	During the Agreement Term, while the Executive is employed by the Company, the Executive shall devote such time, energies and talents to serving as its President and Chief Investment Officer as are reasonably necessary to perform his duties. The Company acknowledges that he will also provide services to Catellus during the Agreement Term.
(b)	The Executive shall report to the Chief Executive Officer of the Company. The Executive agrees that he shall perform his duties faithfully and efficiently subject to the lawful directions of the Chief Executive Officer of the Company. The Executive’s duties may include providing services for both the Company and the Subsidiaries (as defined below), as determined by the Board of Trustees of the Company (the “Board”); provided, however, that the Executive shall not, without his consent, be assigned tasks that would be inconsistent with those of President and Chief Investment Officer. The Executive shall have such authority, power, responsibilities and duties as are inherent in his positions (and the undertakings applicable to his positions) and necessary to carry out his responsibilities and the duties required of him hereunder. The Executive also acknowledges and agrees that, pursuant to the Transition Services Agreement, he shall make himself reasonably available to provide consulting services to the Company and its affiliates for the period from July 1, 2011 through December 31, 2011 at no cost to the Company and its affiliates.
(c)	Notwithstanding the foregoing provisions of this paragraph 2, during the Agreement Term, the Executive may devote reasonable time to activities other than those required under this Agreement, including providing services to Catellus (including as an officer, director and member of Purchaser and its affiliates), the supervision of his personal investments, and activities involving professional, charitable, community, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of any for-profit or not-for-profit organizations, and similar types of activities.
(d)	The term “Subsidiary” shall mean any person with whom the Company is considered to be a single employer under section 414(b) of the Code and all persons with whom the Company would be considered a single employer under section 414(c) of the Code but using an ownership standard of “more than 50%” rather than “at least 80%” where applicable.
     3. Compensation. Subject to the terms of this Agreement, during the Agreement Term, while the Executive is employed by the Company, the Company shall compensate him for his services as follows:

(a)	Salary. The Executive shall receive, for the Agreement Term, in substantially equal monthly or more frequent installments, a base salary, determined on an annual basis, of not less than $630,000 (the “Salary”).
(b)	Bonus. The Executive will receive a bonus equal to $435,000 on July 1, 2011 if he is employed through the last day of the Agreement Term. The Executive’s bonus for any period prior to the Agreement Term shall be subject to the terms and conditions of the Amended Agreement, as though such agreement were not amended and restated hereby.
(c)	Long-Term Incentives; Cash-Out of Equity Awards. On the Effective Date, the Executive shall receive a lump payment in full satisfaction of (i) all of his outstanding awards under and (ii) any awards that Executive would have been given during 2011, in each case, under the ProLogis 2006 Long-Term Incentive Plan (the “LTIP”) (whether or not vested) in an amount equal to $7,028,371, less applicable withholding taxes.
(d)	Benefit Plans. Except as otherwise specifically provided to the contrary in this Agreement, the Executive shall be eligible to participate in the Company’s employee benefit plans, programs, policies and arrangements to the same extent and on the same terms as those benefits are provided by the Company from time to time to the Company’s other similarly situated senior management employees. However, the Company shall not be required to provide a benefit under this subparagraph 3(d) if such benefit would duplicate (or otherwise be of the same type as) a benefit specifically required to be provided under another provision of this Agreement. The Executive shall complete all forms and physical examinations, and otherwise take all other similar actions to secure coverage and benefits described in this subparagraph 3(d), to the extent determined to be necessary or appropriate by the Company.
(e)	Expense Reimbursements. The Executive is authorized to incur reasonable expenses for entertainment, traveling, meals, lodging and similar items in promoting the Company’s business. The Company will reimburse the Executive for all reasonable expenses so incurred in accordance with the normal practices of the Company.
(f)	Purchase of Certain Property. Upon the termination of the Agreement Term, Executive or Executive’s representatives or beneficiaries, shall be entitled to retain his personal computer (desktop and/or laptop), printer, personal fax machine, personal digital assistant and mobile telephone used in connection with his employment with the Company, each for a purchase price equal to $1.00.
     4. Termination. The Executive’s employment with the Company during the Agreement Term may be terminated by the Company or the Executive without any breach of this Agreement only under the circumstances described in subparagraphs 4(a) through 4(f):
(a)	Death. The Executive’s employment hereunder will terminate upon his death.
(b)	Permanent Disability. The Company may terminate the Executive’s employment during any period in which he is Permanently Disabled. The Executive shall be considered “Permanently Disabled” during any period in which he is unable, by reason of a medically determinable physical or mental impairment, to engage in the material and substantial duties of his regular occupation, and such condition is expected to be permanent, as determined by the Board.
(c)	Cause. The Company may terminate the Executive’s employment hereunder at any time for Cause. For purposes of this Agreement, the term “Cause” shall mean in the reasonable judgment of the Board (i) the willful and continued failure by the Executive to substantially perform his duties with the Company or any Subsidiary after written notification by the Company or Subsidiary, (ii) the willful engaging by the Executive in conduct which is demonstrably injurious to the Company or any Subsidiary, monetarily or otherwise, or (iii) the engaging by the Executive in egregious misconduct involving serious moral turpitude. For purposes hereof, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that such action was in the best interest of the Company or Subsidiary.
(d)	Constructive Discharge. If (I) the Executive provides written notice to the Company of the occurrence of Good Reason (as defined below) within 90 days after the Executive has knowledge of the circumstances constituting Good Reason (as defined below), which notice specifically identifies the circumstances which the Executive believes constitute Good Reason; (II) the Company fails to correct the circumstances within 30 days after receipt of such notice or fails to notify the Executive of the Company’s intended method of correction and the timing thereof; (III) the Company fails to cure the circumstances within the cure period or the time specified in the Company’s response to the Executive, and (IV) the Executive resigns within 90 days after the expiration of the cure period or the time specified in the Company’s response to the Executive, then the Executive’s Date of Termination shall be considered to have occurred by reason of a Constructive Discharge. For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s express written consent, the occurrence of any of the following circumstances which occur during the Agreement Term:
(i)	The assignment to the Executive of any duties materially inconsistent with the Executive’s position and status as President and Chief Investment Officer of the Company; provided, however, that a change to the Executive’s duties that result solely from a corporate transaction involving the Company and its affiliates occurring after the Effective Date shall not constitute a Good Reason event for purposes of this clause 4(d)(i).

(ii)	A reduction by the Company in the Executive’s Salary to an amount that is less than required under subparagraph 3(a).

(iii)	The relocation of the Executive’s base office in Evergreen Colorado to an office that is more than 30 highway miles of the Executive’s base office on the Effective Date.

(iv)	The Company’s material breach of a material term of this Agreement.
The Executive’s right to terminate his employment pursuant to this subparagraph 4(d) shall not be affected by his incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

(e)	Termination by the Executive. The Executive may terminate his employment hereunder at any time for any reason by giving the Company prior written Notice of Termination (as defined in subparagraph 4(g)), which Notice of Termination shall be effective not less than 30 days after it is given to the Company, provided that nothing in this Agreement shall require the Executive to specify a reason for any such termination. However, to the extent that the procedures specified in subparagraph 4(d) are required, the procedures of this subparagraph 4(e) may not be used in lieu of the procedures required under subparagraph 4(d).
(f)	Termination by Company. The Company may terminate the Executive’s employment hereunder at any time for any reason, by giving the Executive prior written Notice of Termination, which Notice of Termination shall be effective immediately, or such later time as is specified in such notice. The Company shall not be required to specify a reason for the termination under this subparagraph 4(f), provided that termination of the Executive’s employment by the Company shall be deemed to have occurred under this subparagraph 4(f) only if it is not for reasons described in subparagraph 4(b), 4(c), 4(d), or 4(e). Notwithstanding the foregoing provisions of this subparagraph 4(f), if the Executive’s employment is terminated by the Company in accordance with this subparagraph 4(f), and within a reasonable time period thereafter, it is determined by the Board that circumstances existed as of the date of such termination which would have constituted a basis for termination of the Executive’s employment for Cause in accordance with subparagraph 4(c) disregarding circumstances which could have been remedied if notice had been given in accordance with subparagraph 4(c), the Executive’s employment will be deemed to have been terminated for Cause in accordance with subparagraph 4(c).
(g)	Notice of Termination. Any termination of the Executive’s employment by the Company or the Executive (other than a termination pursuant to subparagraph 4(a)) must be communicated by a written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” means a dated notice which indicates the Date of Termination (not earlier than the date on which the notice is provided or such later date otherwise required by this Agreement), and which indicates the specific termination provision in this Agreement relied on and which sets forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.
(h)	Date of Termination. “Date of Termination” means the last day the Executive is employed by the Company and the Subsidiaries, provided that the Executive’s employment is terminated in accordance with the foregoing provisions of this paragraph 4.
(i)	Effect of Termination. If, on the Date of Termination, the Executive is a member of the Board or the board of trustees or board of directors any of the Subsidiaries, or holds any other position with the Company and the Subsidiaries (other than the position described in subparagraph 2(a)), the Executive shall resign from all such positions as of the Date of Termination.
     5. Rights Upon Termination. The Executive’s right to payment and benefits under this Agreement for periods after his Date of Termination shall be determined in accordance with the following provisions of this paragraph 5:
(a)	Minimum Payments and Benefits. If the Executive’s Date of Termination occurs during the Agreement Term for any reason, the Company shall pay to the Executive:

(i)	The Executive’s Salary (to the extent not previously paid) for the period ending on the Date of Termination, payable in a lump sum within 30 days after the Executive’s Date of Termination or such earlier date required by applicable law.

(ii)	Payment for unused vacation days, as determined in accordance with Company policy as in effect from time to time, payable, if applicable, in a lump sum within 30 days after the Executive’s Date of Termination or such earlier date required by applicable law.

(iii)	Any other payments or benefits to be provided to the Executive by the Company pursuant to any employee benefit plans or arrangements adopted by the Company, to the extent such amounts are due from the Company, payable in accordance with the applicable plans and arrangements.
Except as may otherwise be expressly provided to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring the Executive to be treated as employed by the Company for purposes of any employee benefit plan or arrangement following the date of the Executive’s Date of Termination. In no event shall the Executive be permitted to designate the taxable year of any payment under this Agreement.
(b)	Death, Permanent Disability, Cause or Voluntary Resignation. If the Executive’s Date of Termination occurs during the Agreement Term under circumstances described in subparagraph 4(a) (relating to the Executive’s death), subparagraph 4(b) (relating to the Executive’s being Permanently Disabled), subparagraph 4(c) (relating to the Executive’s termination for Cause), subparagraph 4(e) (relating to the Executive’s resignation), or if the Executive’s employment with the Company terminates after the end of the Agreement Term then, except as otherwise expressly provided in this Agreement or otherwise agreed in writing between the Executive and the Company, the Company shall have no obligation to make payments under the Agreement for periods after the Executive’s Date of Termination; provided, however that if the Date of Termination occurs as a result of death or on account of the Executive being Permanently Disabled, equity-based awards granted to the Executive under the 1997 LTIP and the LTIP (or a successor plan thereto), to the extent then outstanding, shall be fully vested as of the Date of Termination.
(c)	Termination Without Cause; Constructive Discharge. If the Executive’s Date of Termination occurs during the Agreement Term under circumstances described in subparagraph 4(d) (relating to Constructive Discharge) or subparagraph 4(f) (relating to termination by the Company without Cause), then, in addition to the amounts payable in accordance with subparagraph 5(a):
(i)	The Executive shall receive from the Company for the period (the “Severance Period”) from the Date of Termination through the end of the Agreement Term or, if later, the six month anniversary of the Date of Termination, the Salary amount described in subparagraph 3(a), as in effect on the Executive’s Date of Termination, payable in substantially equal monthly or more frequent installments in accordance with subparagraph 3(a) commencing on the date that is 45 days following Executive’s Date of Termination. The Severance Period, and the Company’s obligation to make payments under this clause 5(c)(i) shall cease with respect to periods after the date, if any, of the breach by the Executive of the provisions of paragraphs 8 or 9 of this Agreement.
(ii)	The Executive shall receive from the Company payment of the bonus to which he would otherwise be entitled under subparagraph 3(b), payable in a lump sum on the date that is 45 days following Executive’s Date of Termination. For the avoidance of doubt, if the Executive’s termination of employment terminates as a result of the expiration of the Agreement Term, he shall be paid the bonus in accordance with subparagraph 3(b).

(iii)	The Executive shall be provided with continuation of coverage under the employee benefit plans and arrangements of the Company in which the Executive was participating at the time of his termination of employment (the “Post-Termination Coverage”) for the Severance Period; provided that in no event shall the Post-Termination Coverage provided (or made available) with respect to any plan or arrangement under this clause 5(c)(iii) be materially less favorable to the Executive than the coverage most favorable to the Executive that was provided (or was available) during the one-year period prior to such termination of employment; and provided further that in no event shall the Executive be permitted to continue participation in any pension, retirement plan or deferred compensation plan for periods after his Date of Termination. In determining the amount of benefits to which the Executive is entitled as Post-Termination Coverage under this clause 5(c)(iii), it shall be assumed that the Executive shall continue to be entitled to the Salary that he was receiving immediately prior to his Date of Termination, and the bonus for the year prior to the year in which his Date of Termination occurs. For purposes of this clause 5(c)(iii), if the Company reasonably determines that the Executive cannot participate in any benefit plan because he is not actively performing services for the Company or its Subsidiaries, then, in lieu of providing benefits under any such plan, the Company shall be treated as having satisfied its obligation to provide Post-Termination Coverage by making monthly payments to the Executive equal to the reduction in monthly funding cost resulting from the Executive’s exclusion from such plan, which payments shall fully satisfy any obligation of the Company to continue benefits under such plans; provided that the Company shall not be permitted to provide substitute benefits under this sentence with respect to group medical coverage, life insurance or disability coverage. For the period commencing on the Executive’s Date of Termination and ending on the 45th day thereafter, any Post-Termination Coverage shall be provided at the Executive’s expense and, if the Release Requirements (as defined below) are satisfied on the 45th day after the Date of Termination, the Executive shall be entitled to a lump sum payment in an amount equal to any contributions the Company would have made to the cost of Post-Termination Coverage for such 45-day period, payable in accordance with the provisions of this subparagraph 5(c).
Except as provided in clause 5(c)(iii) (relating to continuation of Post-Termination Coverage at the Executive’s expense during the 45 day period following the Date of Termination), payments to be made and benefits to be provided to the Executive pursuant to this subparagraph 5(c) shall be provided or shall commence on the 45th day after the Executive’s Date of Termination provided that, as of the 45th day after the Executive’s Date of Termination, the Release Requirements (as defined below) are satisfied. If the Release Requirements are not satisfied as of the 45thday after the

Executive’s Date of Termination, the Executive shall not be entitled to any payments or benefits under this subparagraph 5(c). For purposes of this Agreement, the “Release Requirements” shall be satisfied if, as of the applicable date, the Executive has executed a release in the form provided by the Company (the ‘Release’), the revocation period required by applicable law has expired without the Executive’s revocation of the Release and the Release has become effective. The Release shall be provided to the Executive within 15 days following his Date of Termination. The Executive shall not be entitled to payments or benefits under this subparagraph 5(c) if he is entitled to payments and benefits under subparagraph 5(d). If the Release Requirements are not satisfied as of the 45th day after the Executive’s Date of Termination, the Executive shall not be entitled to any payments or benefits under this subparagraph 5(c). For purposes of this Agreement, the “Release Requirements” shall be satisfied if, as of the applicable date, the Executive has executed a release in the form provided by the Company (the “Release”), the revocation period required by applicable law has expired without the Executive’s revocation of the Release and the Release has become effective. The Release shall be provided to the Executive within 15 days following his Date of Termination. The Executive shall not be entitled to payments or benefits under this subparagraph 5(c) if he is entitled to payments and benefits under subparagraph 5(d).
(d)	Payments in Lieu of Other Benefits. Except as may be otherwise specifically provided in an amendment of this paragraph 5 adopted in accordance with paragraph 17, the Executive’s rights under this paragraph 5 shall be in lieu of any benefits that may be otherwise payable to or on behalf of the Executive pursuant to the terms of any severance pay arrangement of the Company or any Subsidiary or any other, similar arrangement of the Company or any Subsidiary providing benefits upon involuntary termination of employment. Notwithstanding the foregoing provisions of this paragraph 5 or any other provision of the Agreement to the contrary, with respect to any amounts that are subject to section 409A of the Code, this paragraph 5 shall be interpreted and administered in accordance with section 409A of the Code and shall not result in an offset or substitution of any amount in violation of section 409A of the Code.
     6. Duties on Termination. Subject to the terms and conditions of this Agreement, during the period beginning on the date of delivery of a Notice of Termination, and ending on the Date of Termination, the Executive shall continue to perform his duties as set forth in this Agreement, and shall also perform such services for the Company as are necessary and appropriate for a smooth transition to the Executive’s successor, if any. Notwithstanding the foregoing provisions of this paragraph 6, the Company may suspend the Executive from performing his duties under this Agreement (including, without limitation, his duties as a member of the Board or the board of directors of any Subsidiary) following the delivery of a Notice of Termination providing for the Executive’s resignation, or delivery by the Company of a Notice of Termination providing for the Executive’s termination of employment for any reason; provided, however, that during the period of suspension (which shall end on the Date of Termination), and subject to the legal rules applicable to such payments and benefits, including, without limitation, the rules applicable to qualified plans under section 401(a) of the Code and the rules applicable to nonqualified deferred compensation plans under section 409A of the Code, the Executive shall continue to be treated as employed by the Company for other purposes, and his rights to compensation or benefits shall not be reduced by reason of the suspension; and further provided that any such suspension shall not affect the determination of whether the resignation was the result of a Constructive Discharge.
     7. Mitigation and Set-Off. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. The Company shall not be entitled to set off against the amounts payable to the Executive under this Agreement any amounts owed to the Company by the Executive, any amounts earned by the Executive in other employment after termination of his employment with the Company, or any amounts which might have been earned by the Executive in other employment had he sought such other employment.
     8. Confidential Information. The Executive agrees that, during the Agreement Term, and at all times thereafter:
(a)	Except as may be required by the lawful order of a court or agency of competent jurisdiction, except as necessary to carry out his duties to the Company and the Subsidiaries, or except to the extent that the Executive has express authorization from the Company, the Executive agrees to take reasonable efforts to maintain the confidentiality of all Confidential Information, and not to disclose the same, either directly or indirectly, to any other person, firm, or business entity, or to use it in any way that would reasonably be expected to be adverse to the Company.
(b)	To the extent that any court or agency seeks to have the Executive disclose Confidential Information, he shall promptly inform the Company, and he shall take such reasonable steps to prevent disclosure of Confidential Information until the Company has been informed of such requested disclosure, and the Company has an opportunity to respond to such court or agency. To the extent that the Executive obtains information on behalf of the Company or any of the Subsidiaries that may be subject to attorney-client privilege as to the Company’s attorneys, the Executive shall take reasonable steps to maintain the confidentiality of such information and to preserve such privilege.
(c)	Nothing in the foregoing provisions of this paragraph 8 shall be construed so as to prevent the Executive from using, in connection with his employment for himself or an employer other than the Company or any of the Subsidiaries, knowledge which was acquired by him during the course of his employment with the Company and the Subsidiaries which is generally known to persons of his experience in other companies in the same industry. Furthermore, notwithstanding subparagraph 8(d) below, Executive shall be free to accurately disclose in any context his track record and business experiences at the Company (e.g, the investment experience of Company investments with which Executive was involved; management lessons learned by Executive, etc.), (ii) any information that summarizes the performance of the Executive’s real estate activities at the Company, (iii) detailed descriptions of any projects or investment with which Executive was involved.
(d)	For purposes of this Agreement, the term “Confidential Information” shall include all proprietary and non-public information (including, without limitation, privileged information regarding litigation and pending litigation) concerning the Company and the Subsidiaries which was acquired by or disclosed to the Executive during the course of his employment with the Company, or during the course of his consultation with the Company following his Date of Termination (regardless of whether consultation is pursuant to paragraph 10).
(e)	This paragraph 8 shall not be construed to restrict the Executive’s ability to disclose confidential information in an arbitration proceeding or a court proceeding in connection with the assertion of, or defense against any claim of breach of this Agreement.
(f)	The Company acknowledges that (i) during the Agreement Term and for a period of six (6) months thereafter (the “Damages Window”), in the event of any alleged or actual breach of any of the provisions of this paragraph 8 by the Executive that is reasonably likely to result in material and adverse consequences to the Company, the Company will, before exercising any remedies of any type, give Executive notice of such alleged or actual breach and afford him a reasonable opportunity to cure any such alleged or actual breaches, if curable, during a period of at least five (5) business days, and (ii) following the expiration of the Damages Window, in all cases involving any alleged or actual breach of any of the provisions of this paragraph 8 by the Executive, the Company’s sole remedy shall be limited to specific performance and injunctions restraining the Executive from committing or continuing any such violation of this paragraph 8, and such remedies may only be sought to be exercised by the Company following the provision of notice to Executive and affording him a reasonable opportunity to cure any alleged breaches thereof, if curable, during a period of at least five (5) business days, and that this subparagraph 8(f)(ii) is expressly intended to act as, and bind the Company, as an election and waiver of remedies.
     9. Restrictive Covenants. The Executive will not, without the Company’s prior written consent, which shall not be unreasonably withheld, or as otherwise specifically provided herein:
(a)	during the Restricted Period, engage or participate in, directly or indirectly, alone or as principal, agent, employee, employer, consultant, investor or partner of, or assist in the management of, or provide advisory or other services to, or own any stock or any other ownership interest in, or make any financial investment in any business or entity which is Competitive with the Company (as defined below) or purchase any property which could reasonably be used to provide or develop a business that is Competitive with the Company, except that Executive may (i) directly or indirectly own, solely as an investment, securities of any business or entity engaged in a business that is Competitive with the Company if Executive does not, directly or indirectly, own 5% or more of any class of securities of such business or entity, and (ii) serve on the board of directors of any not-for-profit or for-profit company or other organization;
(b)	during the Restricted Period, be personally and directly involved in any material manner or fashion with any discussions, negotiations, analysis or other activities associated with the Excluded Projects (as defined below), whether on behalf of or in concert with Purchaser and its affiliates or otherwise; provided, however, that is agreed and acknowledged by the Company that Executive’s supervision and management of employees involved in any such activities shall not be a violation of subparagraphs 9(a) or 9(b); and
(c)	during the Restricted Period, solicit or attempt to hire or employ, in any fashion (whether as an employee, independent contractor or otherwise), any employee of the Company or the

Subsidiaries or solicit or induce, or attempt to solicit or induce, any of the Company’s or any of its affiliates’ employees, consultants, clients, customers, vendors, suppliers or independent contractors to terminate their relationship with the Company and/or its affiliates; provided, however, that, for the portion of the Restricted Period following the Agreement Term, the foregoing shall not apply to any employee who has been employed by the Company or any of its affiliates for less than six months prior to such solicitation or whose employment has been terminated by the Company and affiliates prior to such solicitation and nothing in this subparagraph 9(c) shall prohibit general solicitations for employment through advertisements.
(d)	The Company acknowledges that (i) during the Damages Window, in the event of any alleged or actual breach of any of the provisions of this paragraph 9 by the Executive that is reasonably likely to result in material and adverse consequences to the Company, the Company will, before exercising any remedies of any type, give Executive notice of such alleged or actual breach and afford him a reasonable opportunity to cure any such alleged or actual breaches, if curable, during a period of at least five (5) business days, and (ii) following the expiration of the Damages Window, in all cases involving any alleged or actual breach of any of the provisions of this paragraph 9 by the Executive, the Company’s sole remedy shall be limited to specific performance and injunctions restraining the Executive from committing or continuing any such violation of this paragraph 9, and such remedies may only be sought to be exercised by the Company following the provision of notice to Executive and affording him a reasonable opportunity to cure any alleged breaches thereof, if curable, during a period of at least five (5) business days, and that this subparagraph 9(d)(ii) is expressly intended to act as, and bind the Company, as an election and waiver of remedies
(e)	For the avoidance of doubt, (i) Executive is precluded from being personally involved in any material manner or fashion with any discussions, negotiations, analysis or other activities associated with the Excluded Projects, whether on behalf of or in concert with Purchaser and its affiliates or otherwise but Executive’s supervision and management of employees involved in, or employed by an entity involved in, any such activities shall not be a violation of subparagraphs 9(a) or 9(b) hereof, and (ii) Executive’s services for Catellus, including any activities permitted to be engaged in by Catellus or its affiliates, including TPG, in accordance with the Purchase Agreement, the Transition Services Agreement or any arrangement contemplated thereby, other than the Excluded Projects, shall not be prohibited by this paragraph 9.
For purposes of this Agreement:
(I)	The “Restricted Period” means the period beginning on the Effective Date and ending on December 31, 2012;

(II)	A business or entity shall be considered “Competitive with the Company” if (1) it engages in the business of providing distribution facilities or distribution services or engages in the acquisition or development of properties for such purpose, or (2) it is a private equity fund that establishes investment funds for the purposes described in clause (1) but only with respect to activities of the private equity fund and its investment funds relating to businesses or activities described in clause (1); provided, however, that, for the portion of the Restricted Period following the Agreement Term and while he is employed by Catellus, the services of the Executive for Catellus, other than the Excluded Projects, shall not be considered to be Competitive with the

Company; and provided further that, the Executive’s investment in Catellus in connection with the Transactions shall not be considered to be Competitive with the Company.
(i)	The term “Excluded Projects” means the projects set forth on Exhibit 9(e) hereof.
Nothing in the foregoing shall preclude the Executive from being employed by, as an officer or director of, or engaged as a consultant with Purchaser or any other party after the Agreement Term provided that such employment or engagement shall not relieve the Executive form his obligations under this paragraph 9.
     10. Assistance with Claims. The Executive agrees that, for the period beginning on the Effective Date, and continuing for 24 months after the Executive’s Date of Termination, the Executive will use reasonable efforts to assist the Company and the Subsidiaries in defense of any claims that may be made against the Company and the Subsidiaries, and will assist the Company and the Subsidiaries in the prosecution of any claims that may be made by the Company or the Subsidiaries, to the extent that such claims may relate to services performed by the Executive for the Company and the Subsidiaries. The Executive agrees to promptly inform the Company if he becomes aware of any lawsuits involving such claims that may be filed against the Company or any Subsidiary. The Company agrees to provide legal counsel to the Executive in connection with such assistance (to the extent legally permitted), and to reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and reasonable legal expenses. The Executive shall choose his legal counsel in his sole discretion. For periods after the Executive’s employment with the Company terminates, the Company agrees to provide reasonable compensation to the Executive for such assistance. The Executive also agrees to promptly inform the Company if he is asked to assist in any investigation of the Company or the Subsidiaries (or their actions) that may relate to services performed by the Executive for the Company or the Subsidiaries, regardless of whether a lawsuit has then been filed against the Company or the Subsidiaries with respect to such investigation. Any payments of compensation to the Executive pursuant to this paragraph 10 shall be paid within 30 days of the date on which the services are performed.
     11. Directors and Officers Insurance. The Executive shall be named as an insured and covered against the same claims and at the same level of insurance under the Directors and Officers insurance programs or arrangements purchased by, or made available to, the Company on the same basis as any other senior executive or director of the Company, including without limitation, any so-called “tail” or “run-off” policies covering any persons who have served as directors or officers of the Company at any time.
     12. Equitable Remedies. The Executive acknowledges that the Company would be irreparably injured by a violation of paragraphs 8 or 9 and he agrees that the Company, in addition to any other remedies available to it for such breach or threatened breach during the Damages Window, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of either paragraphs 8 or 9. If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum. Notwithstanding anything to the contrary in this paragraph 12 or otherwise in this Agreement, the Company acknowledges and agrees that subparagraph 8(f)(ii) and 9(d)(ii) of this Agreement limit the Company’s remedies to the equitable remedies described in this paragraph 12 following the expiration of the Damages Window, and that the effect of subparagraphs 8(f)(ii) and 9(d)(ii) is expressly intended by the parties hereto to act as, and bind the Company, as an election and waiver of any remedies at law, including the ability to see monetary damages of any kind whatsoever.
     13. Nonalienation. The interests of the Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive or the Executive’s beneficiary.
     14. Withholding. All payments and benefits under this Agreement are subject to withholding of all applicable taxes.
     15. Indemnity. To the maximum extent permitted by applicable law, the Amended and Restated Declaration of Trust of the Company and the Amended and Restated Bylaws of the Company (in the case of such Declaration of Trust and Bylaws, as in effect on the date hereof), the Company shall indemnify the Executive against, and shall pay and advance to the Executive, all expenses, including, without limitation, attorneys’ fees, disbursements and retainers, accounting and witness fees, travel and deposition costs, expenses of investigations, judicial or administrative proceedings and appeals, amounts paid in settlement by the Executive or on behalf of the Executive, actually incurred by the Executive in connection with any threatened, pending or completed claim, action, suit or proceeding, formal or informal, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, by reason of the fact that the Executive was serving as a director, officer, employee or agent of the Company or its affiliates or was serving at the Company’s request as a director, officer, employee, or agent of another corporation, limited liability company, partnership, joint venture, trust, or other enterprise; provided, however, that the Company shall not be required to advance any such amounts to the Executive unless the Executive furnishes to the Company a written undertaking reasonably satisfactory to the Company to repay to the Company all amounts to be advanced to the Executive by the Company in the event that it is determined in accordance with this paragraph 15 that the Executive is not entitled to any indemnification pursuant to this paragraph 15.
     16. Make-Whole Payments. The following shall apply with respect to amounts to or on behalf of the Executive:
(a)	Subject to the following provisions of this paragraph 16, if any payment or benefit to which the Executive is entitled from the Company, any affiliate, or trusts established by the Company or by any affiliate (a “Payment”) is subject to any tax under section 4999 of the Code, or any similar federal or state law (an “Excise Tax”), the Company shall pay to the Executive an additional amount (the “Make Whole-Amount”) which is equal to (i) the amount of the Excise Tax, plus (ii) the aggregate amount of any interest, penalties, fines or additions to any tax which are imposed in connection with the imposition of such Excise Tax, plus (iii) all income, excise and other applicable taxes imposed on the Executive under the laws of any Federal, state or local government or taxing authority by reason of the payments required under clause 16(a)(i) and clause 16(a)(ii) and this clause 16(a)(iii).
(b)	For purposes of determining the Make-Whole Amount, the Executive shall be deemed to be taxed at the highest marginal rate under all applicable local, state, federal and foreign income tax laws for the year in which the Make-Whole Amount is paid. The Make-Whole Amount payable with respect to an Excise Tax shall be paid by the Company within 90 days following the Payment with respect to which such Excise Tax relates but in no event later than the end of the calendar year next following the calendar year in which the applicable tax is remitted to the Tax Authority (as defined in subparagraph 16(e)).
(c)	All calculations under this paragraph 16 shall be made initially by the Company and the Company shall provide prompt written notice thereof to the Executive to enable the Executive to timely file all applicable tax returns. Upon request of the Executive, the Company shall provide the Executive with sufficient tax and compensation data to enable the Executive or his tax advisor to independently make the calculations described in subparagraph 16(b) and the Company shall reimburse the Executive for reasonable fees and expenses incurred for any such verification.
(d)	If the Executive gives written notice to the Company of any objection to the results of the Company’s calculations within 60 days after the Executive’s receipt of written notice thereof, the dispute shall be referred for determination to tax counsel selected by the independent auditors of the Company (“Tax Counsel”). The Company shall pay all fees and expenses of such Tax Counsel. Pending such determination by Tax Counsel, the Company shall pay the Executive the Make-Whole Amount as determined by it in good faith. The Company shall pay the Executive any additional amount determined by Tax Counsel to be due under this subparagraph 16(d) (together with interest thereon at a rate equal to 120% of the short-term applicable Federal rate determined under section 1274(d) of the Code) within 10 days after such determination but in no event later than the end of the calendar year next following the calendar year in which the applicable related tax is remitted to the Tax Authority (as defined in subparagraph 16(e)).
(e)	The determination by Tax Counsel shall be conclusive and binding upon all parties unless the Internal Revenue Service, a court of competent jurisdiction, or such other duly empowered governmental body or agency (a “Tax Authority”) determines that the Executive owes a greater or lesser amount of Excise Tax with respect to any Payment than the amount determined by Tax Counsel.
(f)	If a Taxing Authority makes a claim against the Executive which, if successful, would require the Company to make a payment under this paragraph 16, the Executive agrees to contest the claim on request of the Company subject to the following conditions:

(i)	The Executive shall notify the Company of any such claim within 10 days of becoming aware thereof. In the event that the Company desires the claim to be contested, it shall promptly (but in no event more than 30 days after the notice from the Executive or such shorter time as the Taxing Authority may specify for responding to such claim) request the Executive to contest the claim. The Executive shall not make any payment of any tax which is the subject of the claim before the Executive has given the notice or during the 30-day period thereafter unless the Executive receives written instructions from the Company to make such payment together with an advance of funds sufficient to make the requested payment plus any amounts payable under this paragraph 16 determined as if such advance were an Excise Tax, in which case the Executive will act promptly in accordance with such instructions.

(ii)	If the Company so requests, the Executive will contest the claim by either paying the tax claimed and suing for a refund in the appropriate court or contesting the claim in the United States Tax Court or other appropriate court, as directed by the Company; provided, however, that any request by the Company for the Executive to pay the tax shall be accompanied by an advance from the Company to the Executive of funds sufficient to make the requested payment plus any amounts payable under this paragraph 16 determined as if such advance were an Excise Tax. If directed by the Company in writing the Executive will take all action necessary to compromise or settle the claim, but in no event will the Executive compromise or settle the claim or cease to contest the claim without the written consent of the Company; provided, however, that the Executive may take any such action if the Executive waives in writing his right to a payment under this paragraph 16 for any amounts payable in connection with such claim. The Executive agrees to cooperate in good faith with the Company in contesting the claim and to comply with any reasonable request from the Company concerning the contest of the claim, including the pursuit of administrative remedies, the appropriate forum for any judicial proceedings, and the legal basis for contesting the claim. Upon request of the Company, the Executive shall take appropriate appeals of any judgment or decision that would require the Company to make a payment under this paragraph 16. Provided that the Executive is in compliance with the provisions of this clause 16(f)(ii), the Company shall be liable for and indemnify the Executive against any loss in connection with, and all costs and expenses, including attorneys’ fees, which may be incurred as a result of, contesting the claim, and shall provide to the Executive within 30 days after each written request therefor by the Executive cash advances or reimbursement for all such costs and expenses actually incurred or reasonably expected to be incurred by the Executive as a result of contesting the claim.

(iii)	Should a Tax Authority finally determine that an additional Excise Tax is owed, then the Company shall pay an additional Make-Up Amount to the Executive in a manner consistent with this paragraph 16 with respect to any additional Excise Tax and any assessed interest, fines, or penalties. If any Excise Tax as calculated by the Company or Tax Counsel, as the case may be, is finally determined by a Tax Authority to exceed the amount required to be paid under applicable law, then the Executive shall repay such excess to the Company within 30 days of such determination; provided that such repayment shall be reduced by the amount of any taxes paid by the Executive on such excess which is not offset by the tax benefit attributable to the repayment.

     17. Amendment. This Agreement may be amended or cancelled only by mutual agreement of the parties in writing without the consent of any other person. So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof. Without limiting the generality of the foregoing, it is the intent of the parties that all payments hereunder comply with the requirements of section 409A of the Code, and applicable guidance issued thereunder and, to the extent applicable, this Agreement shall be amended as the parties deem necessary or appropriate to comply with the requirements of section 409A and applicable guidance issued thereunder in a manner that preserves to the extent possible the intended benefits of this Agreement for the parties.
     18. Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Colorado, without regard to the conflict of law provisions of any state.
     19. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).
     20. Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.
     21. Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business, and the successor shall be substituted for the Company under this Agreement. The Company shall obtain a satisfactory agreement from any successor to assume and perform this Agreement. In addition, if employment of the Executive is transferred to any affiliate or Subsidiary of the Company, the Company will require the affiliate or Subsidiary to assume this Agreement and be substituted for the Company under this Agreement.
     22. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given:

(a)	in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;
(b)	in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or
(c)	in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;
provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service or two-day delivery service are to be delivered to the addresses set forth below:
to the Company:
4545 Airport Way
Denver, CO 80239
Attn: General Counsel
Fax: (303) 567-5761
or to the Executive:
29029 Upper Bear Creek Road, #203
Evergreen, Colorado 80439
Fax: (303) 980-3493
All notices to the Company shall be directed to the attention of the General Counsel of the Company, with a copy to the Secretary of the Company. Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.
     23. Arbitration of All Disputes. Any controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be settled by final, binding and non-appealable arbitration in Colorado by three arbitrators. Except as otherwise expressly provided in this paragraph 23, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association (the “Association”) then in effect. One of the arbitrators shall be appointed by the Company, one shall be appointed by the Executive, and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within 30 days of the appointment of the second arbitrator, then the third arbitrator shall be appointed by the Association.
     24. Legal and Enforcement Costs. The provisions of this paragraph 24 shall apply if it becomes necessary or desirable for the Executive to retain legal counsel or incur other costs and expenses in connection with either enforcing any and all of his rights under this Agreement or defending against any allegations of breach of this Agreement by the Company:
(a)	The Executive shall be entitled to recover from the Company reasonable attorneys’ fees, costs and expenses incurred by him in connection with such enforcement or defense.
(b)	Payments required under this paragraph 24 shall be made by the Company to the Executive (or directly to the Executive’s attorney) promptly following submission to the Company of appropriate documentation evidencing the incurrence of such attorneys’ fees, costs, and expenses.
(c)	The Executive shall be entitled to select his legal counsel; provided, however, that such right of selection shall not affect the requirement that any costs and expenses reimbursable under this paragraph 24 be reasonable.
(d)	The Executive’s rights to payments under this paragraph 24 shall not be affected by the final outcome of any dispute with the Company; provided, however, that to the extent that the arbitrators shall determine that under the circumstances recovery by the Executive of all or a part of any such fees and costs and expenses would be unjust or inappropriate, the Executive shall not be entitled to such recovery; and to the extent that such amount have been recovered by the Executive previously, the Executive shall repay such amounts to the Company.
     25. Survival of Agreement. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of the Executive’s employment with the Company.
     26. Reimbursements and In-Kind Benefits. To the extent that any in-kind benefits or reimbursements provided under this Agreement are taxable to the Executive, then, notwithstanding any other provision of this Agreement to the contrary, they will be paid or provided only if they are provided pursuant to a policy or program of the Company which provides an objectively determinable nondiscretionary definition of the expenses eligible for reimbursement or the in-kind benefits to be provided (including the terms of this Agreement). With respect to any such benefits or expenses, the amount of the expenses or benefits that are eligible to be paid or provided during one calendar year may not affect the amount of reimbursements to be paid or provided in any subsequent calendar year, the reimbursement for an expense shall be made no event later than the last day of the calendar year following the calendar year in which the expense was incurred, and the right to reimbursement of the expenses or the right to the payments or benefits shall not be subject to liquidation or exchange for any other benefit.
     27. Entire Agreement. Except as otherwise noted herein or in any separation agreement subsequently entered into by the Executive and the Company, this Agreement, including any Exhibit(s) attached hereto, constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof; including the Amended Agreement. Notwithstanding the foregoing, in consideration for the Company’s obligations under an employment agreement with the

Executive dated June 5, 2005 (the “Original Agreement”), the Executive waived all rights under that certain Memorandum of Understanding dated March 26, 2004, as amended as of February 16, 2005 (the “MOU”), between the Executive and Catellus Development Corporation (“Catellus”) and released Catellus and the Company from any and all obligations under the MOU; provided, however, that the provisions of Paragraph 8 of the MOU (relating to indemnification) continued and shall continue to apply, Appendix B of the MOU (relating to the Tax Protection Policy) and shall continue to apply in all respects without limitation to any payment, distribution or benefit which is determined to be subject to excise tax under section 4999 of the Code as a result of the Merger (as defined in the Original Agreement) and Paragraph 10.3(b) of the MOU continued and will continue to apply with respect to awards referenced therein that are outstanding immediately prior to the Merger.
     28. Section 409A of the Code. Notwithstanding any other provision of this Agreement to the contrary, if the Executive is a “specified employee” within the meaning of section 409A of the Code, payments and benefits that are subject to section 409A and that would otherwise be paid or provided during the six month period commencing on the Executive’s Date of Termination will be deferred until the first day of the seventh month following the Date of Termination. In the case of a series of payments, the first payment shall include the amounts the Executive would have been entitled to receive during the six month waiting period. For all purposes of this Agreement, the determination as to whether the Executive has had a separation from service or a termination of employment as applied to payments or benefits that are or may be subject to section 409A of the Code shall be determined in accordance with section 409A of the Code and the guidance issued thereunder by applying the applicable default provisions.
     IN WITNESS THEREOF, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the Effective Date.

The Executive
ProLogis

By:
Its: Chief Executive Officer
Exhibit 9(c)

EXCLUDED PROJECTS
For purposes of the Agreement, the term “Excluded Projects” means real estate projects involving an equity investment or commitment by the Purchaser (or its affiliates) in an amount equal to $10,000,000 or more, in the aggregate, where the primary purpose of such projects is the vertical construction or acquisition of an industrial building (or buildings), and where such projects are deemed to be (in the Company’s reasonable determination) competitive with any existing industrial buildings or industrial projects owned by the Company (or any affiliate of the Company); provided, however, that Excluded Projects do not include (i) the acquisition, land planning or entitlement of raw land that is ultimately intended for development of industrial buildings or any other non-industrial real estate assets, (ii) Stockton—Park 599 which is subject to the Stockton Development Agreement, or (ii) the “Tracy Lammers” property.